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[VISTA GOLD CORP. LOGO]  7961 SHAFFER PARKWAY
                         SUITE 5
                         LITTLETON, COLORADO 80127
                         TELEPHONE (720) 981-1185
                         FAX (720) 981-1186

                                        Trading Symbol: VGZ
                                        Toronto and American Stock Exchanges

 ________________________________________________ NEWS ________________________

VISTA GOLD CORP. ANNOUNCES THE CLOSING OF THE FIRST TRANCHE OF THE PREVIOUSLY ANNOUNCED PRIVATE PLACEMENT

DENVER, COLORADO FEBRUARY 1, 2002 - Vista Gold Corp. (TSE; AMEX -VGZ) is pleased to announce that it has today closed the first tranche of the private placement announced January 22, 2002. Stockscape.com Technologies Inc. ("Stockscape") has subscribed for the entire 20 million units priced at US $0.0513, for a total of US $1.026 million dollars. Each unit consists of one common share and one warrant that will entitle Stockscape to acquire one common share at an exercise price of US $0.075 for a period of five years from the date of issue. The warrants will only be convertible to common shares following shareholder approval, which will be sought at the next Annual General Meeting in April. An 8.0% commission is payable to the agent, Global Resource Investments Ltd., in the form of units.

In connection with this private placement, Mr. A. Murray Sinclair, a director of Stockscape, will be appointed to Vista's Board of Directors at the next meeting of the Board in February. Mr. Sinclair is a Partner of Quest Management Corp. (a private management company) and of Quest Ventures Ltd., (a private merchant banking company).

The second tranche of the private placement is expected to close on or before March 20, 2002.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described in the Corporation Form 10-K as amended.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com